PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference the 25th day of June, 2008.

BETWEEN:

CEDAR CREEK MINES INC.
200 – 4170 Still Creek Drive
Burnaby, British Columbia V5C 6C6
Fax: (604) 299-4511

("**CEDAR CREEK**")

AND:

RON SCHNEIDER
2080 Ritchie Dr SS 2
Cawston, BC V0X 1C2
Fax: (250) 499-2882

(the "**VENDOR**")

WHEREAS the VENDOR is the beneficial owner of a 100% interest in the Property (as hereinafter defined) and has agreed to grant to CEDAR CREEK an undivided 100% interest therein on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payment by CEDAR CREEK to the VENDOR of the Purchase Price (as hereinafter defined), the receipt and sufficiency of which is hereby acknowledged by the Vendor, and the mutual covenants and agreements contained herein, the parties agree as follows:

1. <u>DEFINITIONS</u>

1.1 In this Agreement and in the Schedules and recitals hereto, unless the context requires otherwise, the following terms shall have the following meanings:

"**Confidential Information**" means the specific terms and conditions set forth in this Agreement and any information which is non-public, confidential or proprietary in nature, including, without limitation, business information, exploration and survey results, maps, diagrams, technical and non-technical data, and any other information related to the Property, whether written or in electronic form, and provided that information given orally is identified as confidential at the time of disclosure and confirmed as confidential in writing with fifteen (15) days, but does not include information that is or becomes generally available to the public other than as a result of any act by a party to this Agreement.

"**Property**" means an undivided 100% right, title and interest in and to those mineral claims described in Schedule "A" to this Agreement, together with all prospecting, research, exploration, exploitation, operating and mining permits, l and leases associated therewith; mineral, surface, and ancillary or appurtenant rights attached or accruing thereto; and any other form of substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution for any such Property (including, without limitation, any Property issued to cover any internal gaps or fractions in respect of such ground).

"**Purchase Price**" means the sum of $2,500.

"**Service Fee**" means the sum of $500.

2. PURCHASE

2.1 CEDAR CREEK shall pay to the VENDOR the Purchase Price within five (5) business days following the execution of this Agreement (the "**Closing Date**").

2.2 In consideration of the Purchase Price and effective as of the Closing Date, the VENDOR hereby grants, sells, assigns, transfers and sets over to CEDAR CREEK an undivided 100% right, title and interest in and to the Property.

2.3 Upon payment of the Purchase Price, the VENDOR shall promptly complete the electronic transfer of the Property to CEDAR CREEK using Mineral Titles Online, or shall execute or cause to be executed any document(s) reasonably be required to transfer the Property to CEDAR CREEK.

2.4 CEDAR CREEK shall pay to the VENDOR the Service Fee by the Closing Date.

2.5 In consideration of the Service Fee, the VENDOR shall deliver to CEDAR CREEK, by the Closing Date, a report on the Property that shall contain the following elements and which CEDAR CREEK acknowledges shall not meet the requirements of National Instrument 43-101 *Standards of Disclosure for Mineral Projects*:

(a) a general geological description of the Property;

(b) a history of work conducted on the Property including: (i) all work performed by or on behalf of the VENDOR and; (ii) all work known to the VENDOR that has been performed by those occupying the Property prior to the VENDOR's acquisition of the Property;

(c) the VENDOR's recommendations for a future plan of exploration to be carried out in the following 12 month period;

(d) a detailed description of all access routes to the Property from the nearest municipality(s);

(e) a detailed description of all annual fees paid or incurred in relation to the Property, including those fees satisfied by the VENDOR to date;

(f) the results and analysis of all sampling or testing conducted on the Property by or on behalf of the VENDOR; and

(g) all other information concerning the condition or exploration of the Property that is known by the VENDOR.

3. REPRESENTATIONS AND WARRANTIES

3.1 CEDAR CREEK hereby represents and warrants to the VENDOR that:

(a) it is a company duly incorporated, organized and validly subsisting under the laws of British Columbia;

(b) it is the holder of a valid Free Miner Certificate and it is qualified to acquire and dispose of interests in, and to explore, develop and exploit, mining properties in British Columbia;

(c) it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(d) all necessary corporate and shareholder approvals have been obtained and are in effect with respect to the transactions contemplated by this Agreement, and no further action on the part of the directors or shareholders is necessary or desirable to make this Agreement valid and binding on a party; and

(e) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in the breach of or accelerate the performance required by its constating documents or any agreement to which it is a party.

3.2 The VENDOR hereby represents and warrants to CEDAR CREEK that:

(a) he has the full power, capacity and authority to enter into and perform his obligations under this Agreement and any agreement or instrument referred to or contemplated herein;

(b) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in the breach of or accelerate the performance required by any agreement concerning the Property to which he is a party;

(c) the mineral claims comprising the Property have been duly and validly recorded with Mineral Titles Online; are accurately described in Schedule "A" hereto; and the VENDOR's interest therein is free and clear of all liens, claims, mortgages, charges, unpaid taxes, unpaid royalties or other encumbrances, except as provided for in this Agreement, subject only to the crown title of the Government of British Columbia, as applicable;

(d) the VENDOR is the owner of an undivided 100% right, title and interest in and to the Property, has the exclusive right to enter into this Agreement and has all necessary authority to dispose of an interest in and to the Property in accordance with the terms of this Agreement;

(e) to the best of the VENDOR's knowledge, there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof;

(f) the annual fees payable by the Vendor to maintain the Property to date have not exceeded $5,000 per year in the aggregate;

(g) the VENDOR is not aware of any fact which would prevent CEDAR CREEK from obtaining government authority or licenses for the exploration or mining of minerals on

the Property, with the exception of potential First Nations land claims and park creation proposals; and

(h) the conditions existing on the Property or with respect to its occupation, exploration or operation are not in violation of any applicable laws, including but not limited to any environmental laws, and there have been no past violations of any environmental laws or other laws affecting or pertaining to the Property, nor any past damage to the air, soil, surface water, groundwater, flora, fauna, or other natural resources on the Property.

3.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by CEDAR CREEK.

3.4 Each of the parties shall indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

4. COVENANTS OF THE VENDOR

4.1 During the currency of this Agreement the VENDOR covenants and agrees with CEDAR CREEK to:

(a) not do any act or thing which would in any way adversely affect the rights of CEDAR CREEK under this Agreement;

(b) make available to CEDAR CREEK and its representatives all records and files in its possession relating to the Property and permit CEDAR CREEK and its representatives at their own risk and expense to take abstracts therefrom and make copies thereof;

(d) promptly provide CEDAR CREEK with any and all notices and correspondence received by him from government agencies or third parties in respect of the Property.

5. OWNERSHIP OF CONFIDENTIAL INFORMATION

5.1 The VENDOR agrees that all Confidential Information obtained under this Agreement shall be the exclusive property of CEDAR CREEK. The VENDOR agrees not to publicly disclose or to use the Confidential Information other than as contemplated hereunder except as required by law.

6. INTENTIONALLY DELETED

7. NOTICES

7.1 Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile, email or other similar form of communication.

7.2 Any notice, direction or other instrument shall:

(a) if delivered, be deemed to have been given and received on the day it was delivered;

(b) if mailed, be deemed to have been given and received on the third (3rd) business day following the day of mailing, except in the event of disruption of the postal service in which event notice shall be deemed to be received only when actually received; and

(c) if sent by facsimile, email or other similar form of communication, be deemed to have been given and received on the day it was sent.

7.3 Either party may at any time give to the other party notice in writing of any change of address, and from and after the giving of such notice the address or addresses specified therein shall be deemed to be the address of such party for the purposes of giving notice hereunder.

8. GENERAL

8.1 The parties shall execute such further and other documents and do such further and other acts as may be reasonably necessary to carry out and give effect to the intent of this Agreement.

8.2 All references to moneys in this Agreement are to Canadian Dollars. All payments to be made to either party hereunder may be made by cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank in Canada as such party may designate

8.3 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

8.4 This Agreement shall constitute the entire agreement between the parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

8.5 This Agreement may be signed by facsimile and in counterparts, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

8.6 This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties hereby attorn to the exclusive jurisdiction of the Supreme Court of British Columbia located in Vancouver, British Columbia in relation to all disputes arising herefrom.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

CEDAR CREEK MINES INC.

Guy Brusciano, President

Date: July 21, 2008

Ron Schneider

Date: July 8/08

SCHEDULE "A"

DESCRIPTION OF PROPERTY

BC Tenure Number	Tenure Type	Claim Name	Expiry Date	Area	Map Number
551027	Mineral	Leamington	February 2, 2009	21.162	082E
573664	Mineral	Sisters	January 13, 2009	63.489	082E
573730	Mineral	SIS	January 14, 2009	42.318	082E
585595	Mineral	GUY	June 2, 2009	317.416	082E